Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zynex Medical Holdings, Inc. of our report dated April 16, 2007, which appears on page F-1 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2006, and to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ GHP HORWATH, P.C.
GHP HORWATH, P.C.

Denver, Colorado
January 10, 2008